Exhibit 10.21

NLS Pharmaceutics Ltd - Kadimastem Ltd

BINDING TERM SHEET

This binding term sheet (this “Term Sheet”) is entered into by and between NLS Pharmaceutics Ltd (the “Company” or “NLSP”) and Kadimastem Ltd (“Kadimastem”). Subject to the limitations set forth below, the parties hereto, intending to be legally bound hereby as provided herein, and each having received good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

Parties:	NLS Pharmaceutics Ltd (the “Company” or “NLSP”, as applicable) Kadimastem Ltd (“Kadimastem”)
Binding Nature:

The parties acknowledge that this Term Sheet contains the material business terms of the transaction described herein and that they will enter into one or more mutually satisfactory formal written agreements embodying the terms of this Term Sheet and effectuating the transactions contemplated by this MOU (“Definitive Agreements”).

The parties acknowledge and agree that the Definitive Agreements will include terms and conditions that address matters not covered by this Term Sheet and terms and conditions that address in further detail the matters covered by this Term Sheet, together with additional customary terms and conditions regarding the transactions contemplated by this Term Sheet.

This Term Sheet is legally binding and enforceable on and against NLSP and Kadimastem, subject to the provisions herein, including the satisfactory completion of due diligence and legal structuring, the satisfaction or waiver of the execution conditions set forth herein, the execution of the Definitive Agreements, and the satisfaction or waiver of the closing conditions set forth herein and in the Definitive Agreements.

Transaction Overview:

Kadimastem will acquire NLSP, a company that is a reporting issuer in the US and is listed on the Nasdaq Capital Market (“Nasdaq”), and will do so through a reverse triangular merger structure in which Kadimastem will become a wholly owned subsidiary of the Company as the surviving entity (the “Transaction” and the “Surviving Entity”); provided, however, the parties may determine to pursue alternative acquisition structures to achieve tax efficiency and to accommodate Nasdaq, regulatory, and certain corporate requirements as may be mutually agreed upon by the parties.

The parties intend that NLSP’s operations, assets, business personnel, indebtedness and liabilities existing immediately prior to the closing of the Transaction (the “Closing”), but excluding Nasdaq platform and certain R&D assets to be mutually agreed upon by the parties (such excluded assets, the “Legacy Business”), shall be transferred out of NLSP prior to the Closing (the “Restructuring”). Subject to, among other things, satisfactory financial, corporate, and legal due diligence, the parties shall decide upon the most beneficial and efficient manner to structure the Restructuring, which may be, inter-alia, by form of issuance of contingent value rights (“CVR”), a spin-off, sale of assets, or otherwise.

It is contemplated that, subject to satisfactory due diligence, in event that the Restructuring is effected by issuing CVRs, (1) the CVRs will provide current shareholders of NLSP the right to receive net cash, equity, or other net value of the CVR upon a Legacy Business sale (and after the discharge of all liabilities and indebtedness related to the Legacy Business) (the “Legacy Business Sale”) and (2) the sale of the Legacy Business shall take place within 12 months from the closing of the Transaction (the “Closing Date”), hereinafter referred to as the “Record Date”. Not later than 90 days following the Closing Date, the assets of the Legacy Business will be offered for sale through a tender or other process pursuant to terms and conditions as determined by the Surviving Entity and a to-be-designated representative of NLSP. If, however, the Legacy Business (in case not transferred prior to the Closing Date) shall be cashflow and/or profit negative as of the end of any fiscal quarter, excluding the purposes of such calculation all intellectual property maintenance costs up to a maximum of $100,000 per calendar year, then (i) the Surviving Entity may nevertheless cause the Legacy Business Sale after the Record Date, transfer and/or shut down of the Legacy Business, and (ii) Kadimastem (i.e., its former shareholders) shall be entitled to compensation for the losses generated by the Legacy Business from the date hereof until such shut down/sale accumulated on the period as shall be agreed upon in the Definitive Agreement.

Equity Split:

The Surviving Entity’s capitalization following the Transaction will be:

•         85% common stock for Kadimastem shareholders on a fully diluted basis

•         15% common stock for NLSP shareholders on a fully diluted basis

Insurance:	Kadimastem will fund up to $200,000 of the cost of D&O Run Off insurance for NLSP officers and directors following the closing of the Transaction.
Surviving Entity Management:

The Board of Directors and management of the Surviving Entity shall be replaced with the Board of Directors and the management of Kadimastem as of immediately prior to the Closing. Alexander Zwyer will be recommended by the Board to be a board member as Swiss citizen.

Cash:

Kadimastem will have minimum of $3.5 million in cash at the Closing Date which includes the cash in its bank as of the Closing Date.

NLSP will have minimum of $0.6 million in cash in the bank at the Closing Date.

Representations and Warranties:	Each party is required to make representations and warranties customary for a transaction of this type. The representations and warranties do not survive the Closing.
Covenants:

Each party is required to comply with customary covenants between the signing of the merger agreement and the closing of the Transaction, including with respect to: conduct of the business; preparation of a registration statement and proxy materials; access to information; no solicitation of additional acquisition proposals public announcements; and taking appropriate action to consummate the Transaction. These covenants do not survive the Closing.

Due Diligence:

Upon the acceptance of this Term Sheet, the parties, together with their external advisors and in-house general counsel (and the execution of any necessary legal conflict waivers), will perform customary due diligence review in order to develop a definitive acquisition proposal and satisfy their obligations to their respective boards of directors.

Each Party and its representatives shall be given reasonable access, during normal business hours and upon prior notification to those books and records of the other Party as is necessary for the purpose of conducting its due diligence investigation.

Conditions to	The entry into the Definitive Agreements shall be contingent upon the completion of the due diligence to the full satisfaction of each party, and receipt of customary approvals (such as the Board of Directors of Kadimastem and NLSP) and, inter-alia, the execution of voting support agreements by holders of at least 40% of the voting equity of each party in connection with the Transactions, to the parties’ satisfaction.
Signing/Closing:
After entry into the Definitive Agreements, completion of the Transaction will be subject to, among other things, the following conditions, each of which must be satisfied or waived by the appropriate Party on or before the Closing Date (or such other date as may be specified below):

	●	the execution of all customary closing certificates and other usual closing documentation for a transaction of this nature;
	●	the receipt of all third party consents and regulatory approvals, including without limitation, any stock exchange approvals and Section 350 approvals that may be required in connection with the Transaction;
	●	the receipt of all requisite corporate and shareholder approvals of each party, as the case may be, in accordance with applicable laws;
	●	the approval of an initial listing application by Nasdaq of the Surviving Entity;
	●	the satisfaction of all NLSP existing indebtedness;
	●	The liabilities of NLSP to vendors and insiders will be settled and removed from the balance sheet before closing. If NLSP is unable to remove all such debts by the Closing, Kadimastem shall not be obligated to proceed with closing of the Transaction, but Kadimastem shall not on such grounds have any claim against NLSP for damages for its breach of this term sheet.
	●	the parties will have performed and/or complied with all of the covenants and obligations required to be performed by the parties as set out in the Definitive Agreement;
	●	the representations and warranties of each party set forth in the Definitive Agreement shall remain true and correct in all material respects as of the Closing Date;
	●	an effective registration statement with respect to the Surviving Entity’s securities issued to the shareholders of Kadimastem;
	●	the receipt of tax rulings, where applicable;
	●	receipt of any fairness opinions, as applicable;
	●	absence of any material adverse change in the Parties’ assets, operations or business as at the Closing Date;
	●	All members of the officers, directors and C-level employees of Company shall resign from their position in the company at the Closing Date;
	●	Kadimastem will consider retaining the NLSP’S CSO position and (part time finance manager services);
	●	NLSP being compliant with all applicable Nasdaq requirements, and is not subject to any conditions and/or requirements which may reasonably jeopardize NLSP’s status as a listed company on Nasdaq (the “Compliance Requirement”). Kadimastem is aware of the upcoming Nasdaq compliance deadline of October 14, 2024 and the parties agree to work together to accommodate the requirements of Nasdaq of such hearing based on the above mentioned transaction. If Nasdaq compliant is not reach by October 14 or thereafter, Kadimastem shall not be obligated to proceed with closing of the Transaction, but Kadimastem shall not on such grounds have any claim against NLSP for damages for its breach of this term sheet.

Structuring:	The Company and Kadimastem will work to structure the proposed Transaction in the most tax-efficient manner possible for all parties.

Conduct of Business:

During the preparation and negotiations of the Definitive Agreements and through the Closing, each party will, except as otherwise agreed by the other party, (i) conduct its business in the ordinary course in a reasonable and prudent manner in light of this transaction and the plan for the sale of the Legacy Assets and desire to avoid being negative cash flow as described above From the date of this Term Sheet until the earlier of the Closing or the termination of this Term Sheet, neither party will, except as otherwise agreed by the other party, (i) make any material divestitures of assets, (ii) engage in any long-term borrowing or otherwise incur any additional indebtedness beyond ordinary course payables, (iii) issue any Black and Scholes warrants, convertible loan or other instruments under which the party will incur a cash liability, unless approved by the other side in writing, and/or (iv) make any material changes to its accounting policies.

Confidentiality:

Subject to applicable law, each of the parties agree: (i) to (and agrees to the extent applicable that the officers, directors, employees, agents and representatives thereof will) hold in confidence and not disclose to any other person, nor make any use (except in furtherance of the Transaction) of any non-public knowledge, information or other material in whatsoever form or howsoever communicated relating, directly or indirectly, to the other party hereto and obtained in connection with the Transaction; (ii) the Transaction in this Term Sheet is submitted on the understanding that its terms will remain strictly confidential and that no party or any of such party’s advisors and/or representative will, without the other party prior written consent, disclose the existence of, or any details of (whether explicit or implicit), this Transaction (including this Term Sheet) to anyone other than their employees or advisors as necessary and appropriate on a need to know basis; and (iii) any information that a party receive regarding the other party’s business and any confidential information whether received orally or in writing shall remain in completely confident and a party may not disclose any such information to third parties without the prior written consent of the other party, unless required by a governmental authority and in such a case the party will inform immediately about such obligation and will only provide the minimum information necessary and required by law.

The Parties will be bound by the mutual non-disclosure Agreement in the form attached as Annex A (the “CDA”). In case of conflict between the provisions of this Term Sheet to the NDA, this Term Sheet shall prevail.

Exclusivity:

Each party (the “Undertaking Party”), hereby agrees that, from the date of this Term Sheet and until the lapse of forty five (45) days from the date hereof, as may be extended by each of NLSP and Kadimastem’s mutual written consent (the “Exclusivity Period”), it will not, and it will direct and cause its controlled affiliates, and its and their officers, directors and representatives not to, (i) solicit, initiate, encourage the submission of or accept any other proposals or offers from any person (other than the other Undertaking Party), (A) to cause NLSP to enter into any business combination where Kadimastem is not the acquirer, other than the Transaction, or (B) relating to any acquisition or purchase of all or any material portion of the NLSP’s equity and/or assets of such Undertaking Party (other than the Legacy Business) (ii) release and/or otherwise waive any standstill arrangements or (iii) participate in any discussions, conversations, negotiations or other communications regarding, furnish to any other person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other person to seek to do, any of the foregoing. The foregoing limitations shall not apply to the performance of any agreements regarding convertibles, which are in effect on the date hereof. If, during the Exclusivity Period, NLSP becomes subject to any Nasdaq decision which is reasonably likely to conflict with the Compliance Requirement, then Kadimastem may terminate the above exclusivity.

Termination:

This Term Sheet will terminate automatically and be of no further force and effect upon the earliest of (i) the execution and delivery by the parties of the Definitive Agreements; (ii) notice of termination by either party for material breach by the other party of this Term Sheet (which must be confirmed by third party legal advisor report explaining the material breach), which breach, if curable, remains uncured for ten (10) days after written notice thereof furnished by the non-breaching party to the breaching party, (iii) by mutual agreement between NLSP and Kadimastem, and (iii) by either party if: the Transaction is not consummated by November 1, 2024, (iv) if a final and non-appealable restraining order is issued, or NLSP”s shareholder approval is not obtained, provided that the party seeking to terminate Term Sheet or Definitive Agreements is not primarily responsible for the failure to obtain such shareholder approval. The termination of this Term Sheet shall not affect any rights that either party has with respect to any breach of this Term Sheet by the other party prior to such termination.

Public Disclosure:

Neither the Company, on the one hand, nor Kadimastem, on the other hand, nor any of their respective affiliates, or any of their respective officers, directors, equity holders, advisors or employees shall publicly disclose the terms, contents or existence of this Term Sheet without the consent of the other. However, reasonable disclosure to advisors shall be permitted after obtaining specific consent from the other party. Both parties will jointly agree to the timing and content of any public disclosure relating to the proposal set forth herein and the Transactions contemplated hereby, and no such public disclosure shall be made without the prior written consent of the Company and Kadimastem. Notwithstanding the foregoing, if such disclosure is required by law, and either party provides the counterparty notice that it has received advice from counsel to such effect, the party’s prior consent to disclose only such information required by law shall not be required, provided that the party delivers a draft of all such proposed disclosure to the counterparty in advance, if practicable, of its release and incorporates therein any comments reasonably requested by the counterparty. It is the understanding of both parties that, at the time of the delivery of this term sheet, there is no requirement for any disclosure of its existence, parties or contents.

General:

This Term Sheet supersedes any and all prior agreements, understandings or discussions (whether oral or in writing) between the parties hereto pertaining to the subject matter hereof. Neither the expenditure of funds by either party in reliance on this Term Sheet nor part performance of any provision of this Term Sheet by either party shall alter the foregoing provisions of this paragraph.

Liability:	Each party will be liable for any damages for its willful and material breach of the Term Sheet or the Definitive Agreements.
Expenses:	The parties generally bear their own expenses in preparation of the Definitive Agreements.
Governing Law:	This Term Sheet shall be governed by and construed in accordance with the laws of the State of Delaware. Resolution of any dispute arising hereunder shall be by arbitration in New York City under the auspices of the American Arbitration Association. The ruling of the arbitrator may be enforced in any court of competent jurisdiction on the losing party.

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IN WITNESS WHEREOF, this term sheet is executed as of July 28, 2024.

By:	Kadimastem Ltd.

By:	/s/ Ronen Twito and Asaf Shiloni
Name:	Ronen Twito and Asaf Shiloni
Title:	Executive chairman & President and CEO accordingly

By:	NLS Pharmaceutics Ltd.

By:	/s/ Ronald Hafner
Name:	Ronald Hafner
Title:	Chairman of the Board

By:	/s/ Alexander Zwyer
Name:	Alexander Zwyer
Title:	CEO